Exhibit 99.1

[LOGO OF HERCULES TECHNOLOGY GROWTH CAPITAL]

       HERCULES TECHNOLOGY ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

          Net Investment Income Before Income Taxes Increases 115% and Revenues Increase 50%, Sequentially; Total Commitments Since
                          Inception Exceed $310 Million

Palo Alto, Calif. - April 27, 2006 - Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), a leading specialty finance company providing venture capital and private equity backed technology and life science companies with debt and equity growth capital, today announced financial results for the first quarter ended March 31, 2006.

HIGHLIGHTS FOR THE FIRST QUARTER ENDED MARCH 31, 2006

     o Net investment income before income taxes was $2.0 million, an increase of 115% over the prior quarter. Basic and fully diluted earnings per share was $0.21 in the first quarter as compared to $0.10 and $0.09, respectively, in the fourth quarter.

     o Revenues were approximately $6.5 million, up approximately 50%, from $4.3 million in the fourth quarter of 2005

     o    Realized net gains were approximately $1.5 million

     o Taxable income was approximately $750,000, or $0.08 per share on a basic and fully diluted basis, which reflects the tax timing differences between book and tax accounting as a C Corp. Pro forma taxable income as a Registered Investment Company (RIC) would have been $0.30 per share

     o New debt commitments increased by $81.0 million to 11 companies for total commitments since inception in excess of $310.0 million

     o    New debt fundings totaled approximately $32.5 million to 10 companies

     o Total debt investment portfolio was $172.1 million in 41 portfolio companies; total equity investment portfolio was $4.7 million in 7 portfolio companies

     o Declared a third dividend since inception of $0.30 payable on May 5, 2006 to shareholders of record as of April 10, 2006

     o Increased the existing credit facility with Citigroup, Inc. to $125 million from $100 million, and announced a new $5.0 million equity investment by Farallon Capital Management, LLC

     o Two existing portfolio companies, Omrix Biopharmaceuticals and QuatRx Pharmaceuticals, filed their initial public offerings (IPOs)

     o    Appointed Robert P. Badavas to the Board of Directors

"We are very pleased with our solid financial performance during the first quarter of 2006," said Manuel A. Henriquez, Hercules Technology's chairman, president and CEO. "Our revenues increased approximately 50% to $6.5 million and net investment income before income taxes increased 115% to $2.0 million, sequentially.

"In addition, we were pleased to announce on April 20, 2006 the successful completion and over-subscription of our transferable rights offering, providing Hercules with gross proceeds of approximately $36.0 million. We received total subscription interest to purchase approximately 4.4 million shares, compared with our offering of 3.4 million shares. This offering demonstrates our investors' continued support of the company and our ability to raise capital to fund future capital investments," said Henriquez.

PORTFOLIO AND INVESTMENT ACTIVITY FOR THE FIRST QUARTER ENDED MARCH 31, 2006

After five active investment quarters, Hercules entered the first quarter of 2006 well-positioned with a high quality portfolio and significant capital available for investments. Due to the company's strong venture capital relationships, robust deal sourcing network and consistent and credible capital resources, Hercules is pleased to report that it is sourcing a significant number of quality investment opportunities in technology and life science venture capital and private equity backed companies. The company believes these companies have the ability to generate high-yield interest income and long-term potential capital appreciation.

Accordingly, Hercules entered into agreements to provide debt financing of $81.0 million to 11 companies, representing the second highest level since its inception.

"Our highly seasoned and experienced origination team, combined with our growing reputation, continues to attract new clients and repeat business," said Henriquez. "These relationships are long-standing, strategic and are with well-respected top tier venture capital firms across the country. We have over 100 different venture capital firms financially supporting our portfolio of over 40 companies."

During the first quarter, Hercules funded a total of $32.5 million in debt commitments to 10 companies, and a $500,000 equity investment in one existing portfolio company.

During the first quarter, proceeds from exits and repayments approximated $33.9 million. The repayments were comprised of approximately $21.5 million from three well-performing companies who prepaid their loans in full, normal amortization of principal of $8.1 million, a pay down on one working capital line for $3.0 million, and $1.3 million of proceeds from the sale of one company.

Also in the first quarter, Hercules recorded realized gains of $1.5 million. The gain was comprised of a recovery of approximately $500,000 from the sale of one portfolio company, and $1.1 million from the sale of the remaining shares in Labopharm, Inc. Our aggregate realized gain on the investment in Labopharm, Inc. was $1.6 million.

As of March 31, 2006, the company's unfunded debt commitments approximated $81.7 million to 16 portfolio companies. In addition, Hercules executed non-binding term sheets with 11 prospective portfolio companies, representing approximately $62.0 million. These proposed investments are subject to the completion of the company's due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies which may not result in completed investments. The company also had future equity participation rights in approximately 18 portfolio companies.

The fair value of the company's debt portfolio as of March 31, 2006 approximated $172.1 million, representing investments in 41 portfolio companies, compared with $171.8 million at Dec. 31, 2005, representing investments in 31 portfolio companies. The fair value of the company's equity portfolio was $4.7 million, representing investments in 7 portfolio companies, compared with $4.9 million at Dec. 31, 2005, representing investments in 7 portfolio companies.

The overall weighted average yield to maturity on the company's loan portfolio approximated 12.60% as of March 31, 2006. The weighted average yield at Dec. 31, 2005 was 12.87%. Yields to maturity are computed using interest rates as of March 31, 2006, and include amortization of loan facility fees, original issue discounts, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and are based on the assumption that all contractual loan commitments have been fully funded.

OPERATING RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2006

During the first quarter, investment income was $6.5 million, an increase of approximately $2.2 million, or approximately 50%, compared with $4.3 million in the previous quarter. Investment income was $754,000 in the first quarter of 2005.

Interest expense and loan fees approximated $1.9 million during the first quarter, representing an increase of approximately $700,000 from $1.2 million in the fourth quarter. The increase in interest expense was primarily related to the increase in the interest rate on the outstanding Farallon loan from 9.76% in the fourth quarter to 13.5% for two months of the first quarter and the loan remained outstanding longer than anticipated. In March 2006, Hercules repaid principal of $10 million under the Farallon loan and lowered the interest rate to 10.86%. The higher interest expense and loan fees were also due in part to the increase in our existing Citigroup credit facility to $125.0 million and additional borrowings of $20.0 million during the first quarter.

Total operating expenses, excluding interest expense and loan fees, were $2.5 million, an increase of $300,000, compared with $2.2 million in the fourth quarter. The increase was primarily due to Sarbanes Oxley compliance related expenses, and higher legal, audit and tax services.

Net investment income before provision for income taxes for the first quarter was approximately $2.0 million, compared with approximately $941,000 in the fourth quarter of 2005, an increase of approximately 115%, sequentially. Net investment income before provision for income taxes on a basic per share basis during the first quarter increased 110% to $0.21 per share, based on 9.9 million weighted average shares outstanding, compared with $0.10 per share in the fourth quarter, based on 9.8 million weighted average shares outstanding.

The net unrealized appreciation on investments was approximately $674,000 in the first quarter of 2006, compared with an unrealized loss of approximately $1.4 million in the fourth quarter of 2005. This net unrealized appreciation was the result of an unrealized appreciation of approximately $2.0 million on the company's warrant portfolio offset by unrealized depreciation of approximately $1.3 million in the investment and equity portfolio.

Net income in the first quarter was $2.5 million, after taking into account a tax provision of approximately $1.8 million, compared with a net loss of $200,000 in the fourth quarter of 2005. Basic net operating income was $0.25 per share, based on 9.9 million weighted average shares outstanding, as compared with a net loss of $0.02 per share in the prior quarter, based on 9.8 million weighted average shares outstanding.

Taxable income approximated $750,000 in the first quarter, as adjusted for the effects of deferred revenue, timing differences for book and tax, the impact of FAS 123R expense, and tax accounting as a C Corp. Basic taxable income was $0.08 per share, based on 9.9 million weighted average shares outstanding, as compared with $0.26 per share in the fourth quarter of 2005, based on 9.8 million weighted average shares outstanding. On a pro forma basis, taxable income as a RIC would have been $0.30 per share based on 9.9 million weighted average shares outstanding.

During the first quarter, Hercules continued to report its operating results and taxable income as a C Corp. The company continues to evaluate its ability to qualify as a RIC in 2006 for tax reporting purposes.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2006, net assets were approximately $119.0 million, with a net asset value per share of $11.63.

"During the first quarter, we selectively and opportunistically added liquidity by successfully expanding our credit facility to $125.0 million in total commitments with Citigroup, and we also received a $5.0 million equity investment from Farallon. This added capital will give us financial flexibility as we progress into 2006," said Henriquez.

During the first quarter, Hercules drew down $20.0 million of its $125.0 million Citigroup credit facility. As of March 31, 2006, the company had an outstanding balance of $71.0 million under the credit facility, with $54.0 million available, subject to existing terms and advance rates.

During the first quarter, Hercules repaid a portion of its term loan with Farallon in the amount of $10.0 million, reduced the financing rate under the loan by 2.64% to 10.86%, and extended the maturity date of the loan facility to June 30, 2006. As of March 31, 2006, the company had an outstanding balance of $15.0 million under the term loan.

The company ended the first quarter with $31.6 million in cash and recently completed a transferable rights offering with net proceeds to Hercules of approximately $34.0 million on April 20, 2006, selling 3.4 million shares.

PORTFOLIO QUALITY

At March 31, 2006, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

     o Grade 1 investments totaled approximately $13.1 million, or 8.0% of the total portfolio

     o Grade 2 investments totaled approximately $135.8 million, or 82.8% of the total portfolio

     o Grade 3 investments totaled approximately $12.1 million, or 7.4% of the total portfolio

     o Grade 4 investments totaled approximately $3.0 million, or 1.8% of the total portfolio

     o Grade 5 investments totaled approximately $0.0 million, or 0.0% of the total portfolio.

At March 31, 2006, the weighted average loan grade of Hercules's loan portfolio was 2.04 on a scale of 1 to 5, with 1 being the highest quality, compared to
2.05 as of December 31, 2005.

Hercules continued to diversify its portfolio within the following technology and life sciences industries (percentages are approximate and reflect the portfolio at fair value as of March 31, 2006):

     o    30% in biopharmaceutical companies
     o    19% in software companies
     o    12% in communications and networking companies
     o    12% in consumer and business products companies
     o     8% in medical device and equipment companies
     o     6% in electronics and computer hardware
     o     6% in semiconductor companies
     o     6% in Internet companies
     o     1% in energy companies

CONFERENCE CALL

Hercules will host its first quarter 2006 financial results conference call today, April 27, 2006 at 2 p.m. Pacific time (5 p.m. Eastern time).

To listen to the call, please dial (800) 259-0251, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 286-8010 and enter passcode 72128612.

The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules web site at http://www.htgc.com . Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for 12 months.

ABOUT HERCULES TECHNOLOGY GROWTH CAPITAL, INC:

Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology-related companies at all stages of development. The company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in technology and technology-related industries such as computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure, Internet consumer and business services, telecommunications, and life sciences. The company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly traded or privately held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital.

For more information, please visit http://www.htgc.com . Companies interested in learning more about financing opportunities should contact info@htgc.com or call 650-289-3060.

FORWARD-LOOKING STATEMENTS

The statements contained in this release that are not purely historical are forward-looking statements, which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", "may", "should", "would", "will", "intends", "plans", "estimates", "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of Hercules Technology Growth Capital, Inc. For these statements, Hercules claims the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. You should be aware that Hercules' actual results could differ materially from those contained in the forward-looking statements due to a number of risks and uncertainties affecting its business. Factors that may cause actual results to differ from forward-looking statements include Hercules' limited operating history as a business development company, the extent to which Hercules incurs debt to fund its investments, fluctuations in interest rates, the concentration of Hercules' investments in a limited number of emerging-growth or expansion stage technology-related companies, the illiquid nature of the securities Hercules' holds, the highly competitive market for investment opportunities in which Hercules operates and others discussed in Hercules' filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:
     Hercules Technology Growth Capital, Inc.
     Main, 650.289.3060
     info@herculestech.com
     David Lund (650) 289-3077
     dlund@herculestech.com

                    HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                                   (unaudited)

                                                    MARCH 31,       DECEMBER 31,
                                                      2006             2005
                                                  --------------   --------------
                                                   (unaudited)
ASSETS
Investments, at value (cost of $171,159,286 and
 $176,004,865 respectively) ...................   $  176,800,736   $  176,673,226
Deferred loan origination revenue .............       (2,975,660)      (2,729,982)
Cash and cash equivalents .....................       31,554,481       15,362,447
Interest receivable ...........................        1,243,938        1,479,375
Prepaid expenses and other assets .............        1,680,250        1,310,594
Deferred Tax Asset ............................          181,000        1,454,000
Property and equipment, net ...................           71,019           77,673
Other assets ..................................           20,546           20,546
                                                  --------------   --------------
Total assets ..................................      208,576,310      193,647,879

LIABILITIES
Accounts payable ..............................          582,103          150,081
Income tax payable ............................          421,000        1,709,000
Accrued liabilities ...........................        2,533,472        1,436,468
Short-term loan payable .......................       86,000,000       76,000,000
                                                  --------------   --------------
Total liabilities .............................       89,536,575       79,295,549
                                                  --------------   --------------
Net assets ....................................   $  119,039,735   $  114,352,330
                                                  ==============   ==============
Net assets consist of:
  Par value ...................................   $       10,235   $        9,802
  Paid-in capital in excess of par value ......      119,647,400      114,524,833
  Distributable earnings
   (Accumulated deficit) ......................         (617,900)        (182,305)
                                                  --------------   --------------
Total net assets ..............................   $  119,039,735   $  114,352,330
                                                  ==============   ==============
Shares of common stock outstanding ($0.001 par
 value, 30,000,000 authorized) ................       10,234,865        9,801,965
                                                  ==============   ==============
Net asset value per share .....................   $        11.63   $        11.67
                                                  --------------   --------------

                HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)

                                                                        THREE MONTHS ENDED MARCH 31,
                                                                      -------------------------------
                                                                           2006             2005
                                                                      --------------   --------------
Investment income:
  Interest ........................................................   $    5,634,539   $      675,604
  Fees ............................................................          852,594           78,369
                                                                      --------------   --------------
Total investment income ...........................................        6,487,133          753,973
Operating expenses:
  Interest ........................................................        1,676,982               --
  Loan fees .......................................................          250,793               --
  Compensation and benefits .......................................        1,205,081          494,954
  General and administrative ......................................        1,185,392          202,649
  Stock-based compensation ........................................          123,000           24,000
                                                                      --------------   --------------
Total operating expenses ..........................................        4,441,248          721,603
Net investment income before provision for income tax expense
 and investment gains and losses ..................................        2,045,885           32,370
Income tax expense ................................................        1,760,000               --
                                                                      --------------   --------------
Net investment income .............................................          285,885           32,370
Net realized gain on equity investment ............................        1,545,022               --
Net increase in unrealized appreciation on investments ............          674,089               --
                                                                      --------------   --------------
Net gain on investments ...........................................        2,219,111               --
                                                                      --------------   --------------
Net increase in net assets resulting from operations ..............   $    2,504,996   $       32,370
                                                                      ==============   ==============
Net investment income before income tax
 provision per common share:
  Basic ...........................................................   $         0.21   $         0.01
                                                                      ==============   ==============
  Diluted .........................................................   $         0.21   $         0.01
                                                                      ==============   ==============
Net operating income per common share:
  Basic ...........................................................   $         0.25   $         0.01
                                                                      ==============   ==============
  Diluted .........................................................   $         0.25   $         0.01
                                                                      ==============   ==============
Weighted average shares outstanding
  Basic ...........................................................        9,912,595        2,892,000
                                                                      ==============   ==============
  Diluted .........................................................        9,958,861        2,892,000
                                                                      ==============   ==============

                    HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
           RECONCILIATION OF GAAP TAXABLE INCOME TO RIC TAXABLE INCOME
                                   (unaudited)

Taxable income as a C Corp .....................  $    749,193
Add back: Net realized loss on investments .....     2,209,402
                                                  ------------
Taxable income as a RIC ........................  $  2,958,595
                                                  ============

The net realized loss on investments represents the loss recognized in the fourth quarter of 2005 for GAAP accounting purposes but recognized in the first quarter of 2006 for RIC tax purposes.